CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in Post-Effective Amendment No. 6 to the Registration Statement of American Century-Benham Prime Money Market Fund (the only fund comprising the American Century Investment Trust ) on Form N-1A of our report dated April 7, 1998 on our audit of the financial statements and financial highlights of the American Century-Benham Prime Money Market Fund, which report is included in the Annual Report to Shareholders for the year ended February 28, 1998 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference in the Statement of Additional Information to our Firm under the caption "Independent Accountants."



                                                         Coopers & Lybrand L.L.P


Kansas City, Missouri

May 11, 1998